UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 9, 2013

SWISHER HYGIENE INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-35067	27-3819646
(Commission File Number)	(I.R.S. Employer Identification No.)

4725 Piedmont Row Drive, Suite 400 Charlotte, North Carolina	28210
(Address of Principal Executive Offices)	(Zip Code)

(704) 364-7707
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.   Departure of Directors or Certain Officers; Elections of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2013, the Board of Directors of Swisher Hygiene Inc. (the "Company") appointed Blake Thompson as Chief Operating Officer of the Company, effective immediately.

Mr. Thompson, 58, has over 30 years of supply chain and operations experience.  Mr. Thompson has served as Senior Vice President – Supply and Manufacturing of the Company since June 2012.  Before joining the Company, Mr. Thompson served as Senior Vice President of Supply Chain from 2006 to 2011 for Snyder's-Lance, Inc. ("Snyder's-Lance"), a manufacturer and distributor of branded and private brand snack products throughout North America, where he restructured the company's supply chain and grew the contract manufacturing business. Before Snyder's-Lance, Mr. Thompson served as Senior Vice President of Supply Chain from 2004 to 2005 at Tasty Baking Co., a regional snack cake company, where he helped rebuild the supply chain and optimized the company's systems and operations. Previously, Mr. Thompson spent 23 years at Frito-Lay, Inc., a manufacturer and distributor of snack foods, where he held a variety of management positions.

Also, on August 14, 2013, the Compensation Committee of the Company granted options to purchase shares of common stock of the Company at an exercise price of $0.81 per share as follows: Thomas C. Byrne – 200,000 shares; Thomas Aucamp – 150,000 shares; and Blake Thompson – 150,000 shares.  The options have a ten year term and vest in four equal annual installments beginning on August 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2013	SWISHER HYGIENE INC.

	By:	/s/ Thomas Byrne
Thomas Byrne
President and Chief Executive Officer